Exhibit 99.1

Payless ShoeSource Announces Third Quarter Fiscal 2006 Results; Reports Earnings From Continuing Operations of $0.46 per Diluted Share, an Increase of 39 Percent Over the Same Period Last Year

          TOPEKA, Kan., Nov. 21 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the third quarter of fiscal 2006, which ended October 28, 2006, diluted earnings per share increased to $0.43 from $0.32 during the third quarter of fiscal 2005. The Company recorded net earnings of $28.9 million during the third quarter 2006 compared with
$21.9 million during the third quarter 2005.  The Company has presented the operations of Japan for fiscal years 2006 and 2005 as discontinued operations.

          Third quarter 2006 results include a loss of ($0.03) per diluted share relating to discontinuing retail operations in Japan.  The Company is substantially complete with the exit process.  In addition, results for the third quarter include a favorable income tax impact of $0.03 per diluted share for changes in the effective income tax rate.

          During the first nine months of 2006, net earnings were $97.4 million and diluted earnings per share were $1.45. This compares with net earnings of $72.0 million and diluted earnings per share of $1.06 in the first nine months of 2005, a 37 percent increase in diluted earnings per share year-to-date.

          Third quarter and year-to-date results include expenses relating to the Company’s adoption of SFAS 123(R), “Share Based Payment,” effective at the beginning of fiscal 2006.  The incremental impact of SFAS 123(R) on net earnings for the third quarter 2006 was approximately $2 million pre-tax, or ($0.02) per diluted share.  For the first nine months of fiscal 2006, the incremental impact of SFAS 123(R) was approximately $6 million pre-tax, or ($0.06) per diluted share.  The Company currently estimates that the incremental impact of SFAS 123(R) on full year results for fiscal 2006 will be approximately $8 million pre-tax, or ($0.08) per diluted share.

          Net earnings from continuing operations were $30.6 million in the third quarter 2006, compared with net earnings from continuing operations of $22.4 million in the third quarter 2005.  Diluted earnings per share from continuing operations increased during the third quarter 2006 to $0.46 from $0.33 in the third quarter 2005.

          During the first nine months of 2006, net earnings from continuing operations were $100.4 million, compared with net earnings from continuing operations of $77.1 million in the first nine months of fiscal 2005.  Diluted earnings per share from continuing operations increased to $1.49 in the first nine months of fiscal 2006, compared with $1.14 per diluted share in the first nine months of fiscal 2005.

          Discontinued Operations

          Discontinued operations include the performance of Japan retail operations as well as disposal costs relating to the exit of retail operations in the country.  The company incurred a loss from discontinued operations of $1.7 million, net of income taxes and minority interest, or ($0.03) per diluted share in the third quarter fiscal 2006 compared with a loss of $0.5 million or ($0.01) per diluted share in the third quarter fiscal 2005.  Losses from discontinued operations were $3.0 million, net of income taxes and minority interest, or ($0.04) per diluted share in the first nine months of fiscal 2006, compared with a loss of $5.1 million or ($0.08) per diluted share in the first nine months of fiscal 2005.

          CEO’s Comments

          “We are pleased with our results in the third quarter,” said Matthew E. Rubel, Chief Executive Officer and President of Payless ShoeSource, Inc.  “We saw gains in sales and earnings, driven both by an increase in average retail and an increase in footwear units sold.  Our new product, store format and service initiatives are clearly resonating across all customer types and store sizes.”

          Results from Continuing Operations

          Sales during the third quarter 2006 totaled $703.4 million, a 5.5 percent increase from $666.5 million during the third quarter 2005.  Same-store sales increased 5.2 percent during the third quarter 2006.  Average unit retail for footwear increased by 5.9 percent, and footwear unit sales increased by 1.1 percent relative to the same period last year.

          Sales during the first nine months of 2006 totaled $2.10 billion, a 2.4 percent increase over the first nine months of 2005.  During the first nine months of 2006, same-store sales increased 2.6 percent.

          Gross margin was 34.3 percent of sales in the third quarter 2006 versus 32.8 percent in the third quarter 2005.  The increase was driven primarily by higher initial mark-on relative to last year.  During the first nine months of 2006, gross margin was 35.2 percent of sales versus 34.0 percent in the first nine months of 2005.

          Selling, general and administrative expenses were 28.0 percent of sales in the third quarter 2006 versus 27.5 percent in the third quarter 2005.  The increase was driven primarily by increased costs for employee incentive programs.  During the first nine months of 2006, selling, general and administrative expenses were 28.0 percent of sales versus 28.2 percent in the first nine months of 2005.

          The Company’s effective income tax rate was 29.6 percent during the third quarter 2006, which included an adjustment to reflect the reduced projected effective tax rate for the year.  For the full fiscal year 2006, the effective income tax rate is expected to be approximately 33 percent, excluding discrete events.

          Balance Sheet

          The Company ended the third quarter 2006 with cash, cash equivalents and short-term investments of $472 million, an increase of $35 million over the cash, cash equivalents and short-term investment balance as of the end of fiscal 2005.

          Total inventories at the end of the third quarter 2006 were $349 million, compared to $342 million at the end of third quarter 2005.  Inventory per store at the end of the third quarter increased by 3.0 percent compared to the same period last year.  The increase was primarily driven by an increase in raw materials due to a higher percentage of product sourced directly by the Company.  The Company believes its inventory is well positioned, with a low level of aged merchandise.

          Capital Expenditures

          Cash used for capital expenditures was $36.8 million during the third quarter 2006.  During fiscal year 2006, Payless expects capital expenditures to be approximately $127 million.  This represents a $7.0 million increase over the previously estimated capital expenditures for fiscal 2006, primarily due to initial costs associated with the West Coast distribution center.

          Store Count

          In the third quarter 2006, the Company opened 9 new stores and closed 19, for a net decrease of 10 stores.  The Company also relocated 21 stores. The store count as of the end of the third quarter 2006 was 4,574. During fiscal year 2006, the Company intends to open approximately 65 new stores and close approximately 75, for a net decrease of 10 stores.  The Company also intends to relocate approximately 110 stores.

          Share Repurchase

          The Company’s capital allocation strategy is designed to fund both the necessary investments to improve the business and use available cash flow to return more immediate value to shareowners.

          During the third quarter of 2006, the Company repurchased $35 million, or approximately 1.5 million shares of common stock under its stock repurchase program.  Under the indenture governing the Company’s 8.25% Senior Subordinated Notes, the Company may repurchase approximately an additional $19 million of common stock.  This limit will continue to adjust quarterly based on the Company’s net earnings.

          Fiscal 2006 Outlook

          Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of its merchandising strategies. The Company does not provide guidance for sales, earnings or margins.  However, the Company’s business model and strategy are designed to leverage sales performance, and the goal is to achieve earnings per share growth in the mid-teens over time.

Additional financial metrics for fiscal 2006 are expected to include:

--	Depreciation and amortization of approximately $90 - $95 million;
--	Cash used for capital expenditures is expected to be approximately $127 million; and,
--	Working capital should be approximately neutral, subject to normal seasonal fluctuations.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere, dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value.  As of the end of the third quarter 2006, the Company operated a total of 4,574 stores.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

          This release contains forward-looking statements relating to such matters as anticipated financial performance, expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters.  Forward-looking statements are identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or variations of such words.  A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company’s suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas and application thereof; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; litigation, including intellectual property and employment litigation; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in commodity prices such as oil; and changes in the value of the dollar relative to the Chinese Yuan and other currencies.  Please refer to the Company’s 2005 Annual Report on Form 10-K for the fiscal year ended January 28, 2006 or the Company’s Form 10-Q for the period ending July 29, 2006 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]

          NOTE REGARDING ATTACHMENTS:

          The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the Company’s accounting policies as described in the Company’s 2005 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification, and should be read in conjunction with the 2005 Annual Report to Shareowners.  In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year-to-date		Year ended

(dollars in millions)	October 28, 2006	October 29, 2005	January 28, 2006

OPERATING ACTIVITIES:
Net earnings	$97.4	$72.0	$66.4
Loss from discontinued operations, net of income taxes and minority interest	3.0	5.1	6.0
Net Earnings from continuing operations	100.4	77.1	72.4
Adjustments for non-cash items included in net earnings:
Cumulative effect of change in accounting principle, net of income taxes and minority interest	—	—	4.1
Loss on impairment and disposal of assets	7.2	6.8	9.8
Depreciation and amortization	66.7	68.2	90.4
Amortization of deferred financing costs	0.8	0.9	1.2
Share-based compensation expense	8.3	0.8	1.3
Deferred income taxes	4.5	16.4	13.7
Minority interest, net of income taxes	1.9	1.5	2.9
Income tax benefit from share-based compensation	0.5	1.2	6.5
Accretion of investments	(2.2)	(0.7)	(1.3)
Changes in working capital:
Inventories	(16.2)	3.3	13.5
Other current assets	(4.1)	(5.9)	(2.0)
Accounts payable	(4.9)	(16.4)	9.0
Accrued expenses	38.6	8.2	9.5
Other assets and liabilities, net	(1.5)	7.3	6.5
Net cash used in discontinued operations	(3.9)	(9.5)	(10.6)
Cash flow provided by operating activities	196.1	159.2	226.9
INVESTING ACTIVITIES:
Capital expenditures	(89.6)	(49.5)	(64.3)
Proceeds from the sale of property and equipment	3.2	0.8	1.2
Restricted cash	—	1.0	1.0
Intangible asset additions	(15.1)	—	—
Purchases of investments	(160.7)	(146.4)	(146.4)
Sales and maturities of investments	138.5	67.2	110.0
Net cash used in discontinued operations	—	(0.1)	(0.1)
Cash flow used in investing activities	(123.7)	(127.0)	(98.6)
FINANCING ACTIVITIES:
Repayment of notes payable	—	(1.0)	(1.0)
Issuance of debt	—	1.2	1.2
Repayment of debt	(2.2)	(0.2)	(1.5)
Payment of deferred financing costs	(0.2)	—	—
Issuances of common stock	27.7	14.6	49.6
Purchases of common stock	(91.6)	(16.8)	(71.2)
Excess tax benefits from share- based compensation	4.2	—	—
Distributions to minority owners	(1.0)	—	—
Net cash provided by discontinued operations	1.2	0.9	0.9
Cash flow used in financing activities	(61.9)	(1.3)	(22.0)
Effect of exchange rate changes on cash	0.3	1.0	0.9
Increase in cash and cash equivalents	10.8	31.9	107.2
Cash and cash equivalents, beginning of year	378.2	271.0	271.0
Cash and cash equivalents, end of period	$389.0	$302.9	$378.2

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(dollars in millions)	OCTOBER 28, 2006	OCTOBER 29, 2005	JANUARY 28, 2006

ASSETS:
Current assets:
Cash and cash equivalents	$389.0	$302.9	$378.2
Short-term investments	83.4	101.2	59.0
Restricted cash	2.0	2.0	2.0
Inventories	349.2	342.4	332.6
Current deferred income taxes	18.0	18.2	20.2
Other current assets	60.3	62.9	59.6
Current assets of discontinued operations	1.4	4.6	2.9
Total current assets	903.3	834.2	854.5
Property and Equipment:
Land	7.4	7.7	7.7
Property, buildings and equipment	1,241.1	1,191.7	1,185.2
Accumulated depreciation and amortization	(843.7)	(811.3)	(807.8)
Property and equipment, net	404.8	388.1	385.1
Favorable leases, net	13.6	19.0	18.2
Deferred income taxes	31.1	24.0	27.5
Goodwill	5.9	5.9	5.9
Other assets	46.2	20.6	21.9
Noncurrent assets of discontinued operations	—	1.4	1.4
TOTAL ASSETS	$1,404.9	$1,293.2	$1,314.5

LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$0.9	$1.6	$0.4
Notes payable	2.0	2.0	2.0
Accounts payable	166.2	139.9	168.6
Accrued expenses	204.1	160.5	163.5
Current liabilities of discontinued operations	2.1	5.6	4.0
Total current liabilities	375.3	309.6	338.5
Long-term debt	201.7	204.2	204.2
Other liabilities	118.2	99.5	109.3
Minority interest	10.5	9.5	10.5
Total shareowners’ equity	699.2	670.4	652.0
TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$1,404.9	$1,293.2	$1,314.5

PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	13 Weeks Ended		39 Weeks Ended

(Millions, except per share data)	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005

Net sales	$703.4	$666.5	$2,104.0	$2,054.7
Cost of sales	462.1	447.9	1,362.9	1,356.6
Gross margin	241.3	218.6	741.1	698.1
Selling, general and administrative expenses	196.8	183.0	589.4	578.6
Restructuring charges	0.4	1.2	0.7	1.9
Operating profit from continuing operations	44.1	34.4	151.0	117.6
Interest expense	4.8	4.7	14.2	14.6
Interest income	(5.6)	(3.2)	(15.6)	(7.5)
Earnings from continuing operations before income taxes and minority interest	44.9	32.9	152.4	110.5
Provision for income taxes	13.3	9.3	50.1	31.9
Earnings from continuing operations before minority interest	31.6	23.6	102.3	78.6
Minority interest, net of income taxes	(1.0)	(1.2)	(1.9)	(1.5)
Net earnings from continuing operations	30.6	22.4	100.4	77.1
Loss from discontinued operations, net of income taxes and minority interest	(1.7)	(0.5)	(3.0)	(5.1)
Net earnings	$28.9	$21.9	$97.4	$72.0
Basic earnings per share:
Earnings from continuing operations	$0.47	$0.33	$1.52	$1.15
Loss from discontinued operations	(0.03)	(0.01)	(0.05)	(0.08)
Basic earnings per share:	$0.44	$0.32	$1.47	$1.07
Diluted earnings per share
Earnings from continuing operations	$0.46	$0.33	$1.49	$1.14
Loss from discontinued operations	(0.03)	(0.01)	(0.04)	(0.08)
Diluted earnings per share	$0.43	$0.32	$1.45	$1.06
Basic weighted average shares outstanding	65.4	67.7	66.2	67.4
Diluted weighted average shares outstanding	66.4	68.1	67.2	67.6

SOURCE  Payless ShoeSource, Inc.
          -0-                                        11/21/2006
          /CONTACT:  Ron Cooperman of Payless ShoeSource, Inc., +1-785-295-6026/
          /First Call Analyst: /
          /FCMN Contact: /
          /Company News On-Call:  http://www.prnewswire.com/comp/136152.html /
          /Web site:  http://www.paylessinfo.com /